Exhibit 2.3
STOCKHOLDER AGREEMENT
     STOCKHOLDER AGREEMENT (this “Agreement”) dated as of April 30, 2008, by and among Stone Energy Corporation, a Delaware corporation (“Parent”), and the Stockholders named on Schedule A hereto (the “Stockholders”).
     WHEREAS, the Stockholders desire that Bois d’Arc Energy, Inc., a Nevada corporation (the “Company”), Parent and Stone Energy Offshore, L.L.C., a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), enter into an Agreement and Plan of Merger dated the date hereof (the “Merger Agreement”; undefined capitalized terms herein are defined in the Merger Agreement) providing for the merger of the Company with and into Merger Sub, with Merger Sub continuing as the surviving limited liability company, upon the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”); and
     WHEREAS, the Stockholders are executing this Agreement as an inducement to Parent and Merger Sub to enter into and execute the Merger Agreement.
     NOW, THEREFORE, in consideration of the execution and delivery by Parent of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:
     1. Representations and Warranties.
     (a) Each Stockholder represents and warrants to Parent as follows:
     (i) The Stockholder is the record or beneficial owner of that number of shares of capital stock of the Company set forth opposite the Stockholder’s name on Schedule A (such shares, whether owned by the Stockholder or a permitted transferee pursuant to Section 5(a), together with any shares of capital stock of the Company issuable upon the exercise of options, warrants or other rights (whether or not contingent) held by the Stockholder as set forth on Schedule A, referred to herein as the “Subject Shares”). The Subject Shares constitute the only shares, with respect to which the Stockholder is the record or beneficial owner, of capital stock of the Company or options, warrants or other rights (whether or not contingent) to acquire such shares of capital stock of the Company that are or may be entitled to vote on the Merger or the Merger Agreement at any meeting of the Company’s stockholders called to vote upon the Merger or the Merger Agreement. The Stockholder has the sole right to vote and Transfer (as defined herein) the Subject Shares set forth opposite its name on Schedule A, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of the Subject Shares, except (A) as provided by this Agreement (it being understood that any pledge of the Pledged Shares (as defined below) shall not be a breach of this representation) and (B) those arising under applicable securities laws. The Stockholder has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of its obligations hereunder have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding agreement of, the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforcement may be subject to or limited by (i) bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the “Enforceability Exceptions”).
     (ii) Neither the execution and delivery of this Agreement nor the performance by the Stockholder of its obligations hereunder will result in a violation of, or a default under, or conflict with, (A) any provision of its certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or similar organizational documents, as applicable, or (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Subject Shares are subject, except, in the case of clause (B), as would not prevent, delay or otherwise materially impair the Stockholder’s ability to perform its obligations hereunder. Execution, delivery and performance of this Agreement by the Stockholder will not violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Subject Shares, except (x) for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby or (y) as would not reasonably be expected to prevent, delay or otherwise materially impair the Stockholder’s ability to perform its obligations hereunder.
     (iii) The Subject Shares are held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for (A) any such encumbrances arising hereunder, or (B) any such encumbrances arising pursuant to the pledge of any Subject Shares by the Stockholder to a financial institution or a brokerage firm (the “Pledged Shares”); provided, however, that the Stockholder represents that any such arrangement regarding such Pledged Shares shall not prevent, delay or otherwise materially impair the Stockholder’s ability to execute and deliver this Agreement or perform its obligations hereunder.
     (iv) No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission based upon arrangements made by or on behalf of the Stockholder in connection with its entering into this Agreement.
     (v) The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

     (b) Parent represents and warrants to the Stockholders that the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent.
     2. Voting Agreements. During the Term (as defined below), at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought therefor, the Stockholders shall, including by executing a written consent solicitation if requested by Parent, vote (or cause to be voted) the Subject Shares: (a) in favor of the Merger, the approval and adoption by the Company of the Merger Agreement and the terms thereof and each of the other transactions contemplated thereby and (b) against any transaction, agreement, matter or any Acquisition Proposal that would impede, interfere with, delay, postpone or attempt to discourage the Merger and the Merger Agreement.
     3. Irrevocable Proxy. Each Stockholder hereby appoints Parent as its proxy during the Term to vote all of such Stockholder’s Subject Shares at any meeting of stockholders of the Company (including any adjournments and postponements thereof) on the matters described in Section 2. This proxy is coupled with an interest and is irrevocable until the end of the Term; provided that such Stockholder may grant revocable proxies voting its shares in accordance with Section 2.
     4. Revocation of Other Proxies. To the extent inconsistent with the other provisions of this Agreement or the Merger Agreement, each Stockholder hereby revokes any and all previous proxies with respect to its Subject Shares.
     5. Other Covenants. Each Stockholder agrees with, and covenants to, Parent as follows:
     (a) During the Term, the Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or consent to any Transfer of, any Subject Shares or any interest therein, except pursuant to the Merger, (ii) enter into any contract, option or other agreement with respect to any Transfer of any or all of the Subject Shares or any interest therein, (iii) except as expressly permitted by this Agreement, grant any proxy, power-of-attorney or other authorization in or with respect to the Subject Shares or (iv) deposit the Subject Shares into a voting trust or enter into a voting agreement or voting arrangement with respect to the Subject Shares; provided, that the Stockholder may Transfer any of the Subject Shares to any Person if the transferee of such Subject Shares evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to the terms hereof, including the voting obligations with respect to such Subject Shares set forth in Section 2; provided, further, that a pledge of Pledged Shares made in accordance with Section 1(a) shall not be deemed to be a violation of the restrictions in this Section 5(a).
     (b) During the Term, the Stockholder shall not, and shall not authorize or permit any of its representatives to, directly or indirectly (i) in any manner acquire, agree to acquire or make any proposal to acquire any securities or property of the Company, any of the Company’s Subsidiaries, Parent or any of Parent’s Subsidiaries or (ii) propose to enter into, directly or indirectly, any merger, consolidation, recapitalization, business combination, partnership, joint venture or other similar transaction involving the Company, any of the Company’s Subsidiaries, Parent or any of Parent’s Subsidiaries, including making any Acquisition Proposal for the Stockholder’s own account or benefit.  In addition, in the event that during the Term the Stockholder receives (A) an Acquisition Proposal with respect to the Company or (B) a request for information from a Person that has made, or the Stockholder reasonably believes may be contemplating, an Acquisition Proposal with respect to the Company, as promptly as practicable after the receipt thereof (and in no event more than 24 hours after the receipt thereof), the Stockholder shall and shall cause its representatives to advise Parent in writing of the receipt of such Acquisition Proposal or request for information and provide to Parent all materials received by and all information provided by the Stockholder in connection therewith and shall take all such other actions as would be required by Section 5.3(b) of the Merger Agreement. The Stockholder hereby acknowledges and agrees that all restrictions and obligations applicable to the Company under Section 5.3 of the Merger Agreement shall also be applicable to the Stockholder; provided, however, that nothing contained in this Section 5(b) shall prevent the Stockholder or any person affiliated with the Stockholder who is a director of the Company or designated by the Stockholder as a director of the Company, when acting in his capacity as a director of the Company, from exercising his fiduciary duties as a director of the Company including, without limitation, taking any actions permitted under Section 5.3 of the Merger Agreement.
     (c) During the Term, the Stockholder shall cooperate with the parties to the Merger Agreement in connection with the matters described in Sections 5.5 and 5.6 of the Merger Agreement, and the Stockholder shall use its commercially reasonable efforts to provide all necessary information and take all necessary actions in connection therewith.
     6. Certain Events. This Agreement and the obligations hereunder shall attach to each Stockholder’s Subject Shares and shall be binding upon any Person to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Subject Shares, the number of Subject Shares listed on Schedule A beside the name of each Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any such additional Subject Shares.
     7. Stockholder Capacity. No Stockholder or affiliate of any Stockholder who is or becomes during the Term a director of the Company makes any agreement or understanding herein in his or her capacity as such director. Each Stockholder signs solely in its capacity as the record or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder’s Subject Shares.
     8. Further Assurances. Each Stockholder shall, upon request and at the expense of Parent, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions hereof.
     9. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon (and shall only be effective from the date hereof until) the first to occur of (a) the Effective Time, and (b) the date upon which the Merger Agreement is terminated in accordance with its terms; provided, that Section 6, Section 9 and Section 10 shall survive any termination of this Agreement pursuant to this Section 9; provided, further, that termination of this Agreement pursuant to this Section 9 above shall not relieve any party hereto from liability for any willful and knowing breach hereof prior to such termination. The period from the date hereof until termination of this Agreement pursuant to this Section 9 is referred to herein as the “Term.”
     10. Miscellaneous.
     (a) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent, to the appropriate address set forth in Section 8.4 of the Merger Agreement; and (ii) if to a Stockholder, to the appropriate address set forth on Schedule A.
     (b) Each party submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any dispute or action arising out of or relating to this Agreement and agrees that all claims in respect of such dispute or action may be heard and determined in any such court. Each party also agrees not to bring any dispute or action arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any dispute or action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law (common, statutory or other) or in equity. Each party waives any defense of inconvenient forum to the maintenance of any dispute or action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.
     (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     (d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective as to each Stockholder when one or more counterparts have been signed by each of Parent and such Stockholder and delivered to Parent and such Stockholder.
     (e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person (other than Parent) any rights or remedies hereunder.
     (f) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof, except as otherwise required by mandatory provisions of the Laws of the State of Nevada.
     (g) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except by laws of descent. Any assignment in violation of the foregoing shall be void.

     (h) As between each Stockholder and Parent, each of such parties agrees that irreparable damage to the other, non-breaching party would occur and that such non-breaching party would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches by the other party of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which it may be entitled at law or in equity.
     (i) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.
     (j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Parent and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

STONE ENERGY CORPORATION

By:	/s/ David H. Welch
Name: David H. Welch
Title: President and Chief Executive Officer

By:	/s/ Wayne Laufer
Name: Wayne Laufer

By:	/s/ Gayle Laufer
Name: Gayle Laufer
[Signature Page to Stockholder Agreement]

SCHEDULE A

Stockholder Name and Address	Company Common Stock	Other Securities
Wayne L. Laufer	6,818,955	Options to purchase
4989 Joewood		500,000 shares of
Santabel, FL 33957		Company Common
		Stock

Gayle M. Laufer	31, 450	None
4989 Joewood
Santabel, FL 33957

Wayne L. Laufer and Gayle M. Laufer	118,317	None
Joint Property
4989 Joewood
Santabel, FL 33957

A-1